UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-A/A

AMENDMENT NO. 1

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF THE

SECURITIES EXCHANGE ACT OF 1934

Ambrx Biopharma Inc.

(Exact name of registrant as specified in its charter)

Cayman Islands	N/A
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

10975 Torrey Pines Road La Jolla, California	92037
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of exchange on which each class is to be registered
Ordinary shares, par value US $0.0001 per share*	The Nasdaq Stock Market LLC*
American depositary shares, each representing 7 ordinary shares, par value US $0.0001 per share	The Nasdaq Stock Market LLC

*

Not for trading, but only in connection with the listing of the American depositary shares on The Nasdaq Stock Market LLC. The American depositary shares represent the right to receive the ordinary shares and are being registered under the Securities Act of 1933 pursuant to a separate Registration Statement on Form F-6, as amended. Accordingly, the American depositary shares are exempt from registration under Section 12(a) of the Securities Exchange Act of 1934 pursuant to Rule 12a-8 thereunder.

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c) or (e), please check the following box.  ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) or (e), check the following box.  ☐

If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box.  ☐

Securities Act registration statement number to which this form relates: 333-256639.

Securities to be registered pursuant to Section 12(g) of the Act: None.

Explanatory Note

Ambrx Biopharma Inc. (the “Registrant”) previously filed a Registration Statement on Form 8-A on June 15, 2021 (the “Prior Form 8-A”) with the U.S. Securities and Exchange Commission (the “SEC”) with respect to the Registrant’s American depositary shares, each representing 7 ordinary shares, par value US $0.0001 per share (the “ADSs”), and the Registrant’s ordinary shares, par value US $0.0001 per share. This Amendment No. 1 to the Prior Form 8-A is being filed by the Registrant in connection with the transfer of the listing of the the ADSs from the New York Stock Exchange (“NYSE”) to the Nasdaq Global Select Market (“Nasdaq”). The transfer of the listing is scheduled to occur at the opening of trading on March 17, 2023. The ADSs are traded under the symbol “AMAM” on NYSE and have been approved for listing on Nasdaq under the symbol “AMAM.”

Item 1.	Description of Registrant’s Securities to be Registered.

The description of the securities of the Registrant being registered is set forth under “Description of Share Capital” and “Description of American Depositary Shares” in the Registrant’s registration statement on Form F-3 (File No. 333-266404), originally filed with the SEC on July 29, 2022, as amended from time to time, under the Securities Act of 1933, as amended, which description is incorporated herein by reference.

Item 2.	Exhibits.

Pursuant to the Instructions as to exhibits with respect to Form 8-A, no exhibits are required to be filed because no other securities of the Registrant are registered on Nasdaq and the securities registered hereby are not being registered pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

AMBRX BIOPHARMA INC.

Date: March 16, 2023	By:	/s/ Sonja Nelson
Name: Sonja Nelson
Title: Chief Operating and Financial Officer